Exhibit 10.[ ]

November , 2015

Mr. Ivan Braiker

President and CEO

Ominto, Inc.

1110-112th Avenue NE, Suite 350

Bellevue, WA 98004

Mr. Joe Reda

Chardan Capital Markets, LLC

17 State Street, Suite 1600

New York, NY 10004

Re: Amendment to Finder’s Agreement for Ominto, Inc.

Dear Sirs:

This letter amends the finder’s agreement dated November 5, 2015 (the “Agreement”) by and among Ominto, Inc. (the “Company”), Chardan Capital Markets, LLC (“Chardan” or “CCM”) and Maxim Group LLC (“Maxim”) pursuant to which Maxim is retained to introduce Chardan to the Company to serve as placement agent in connection with the proposed public offering (the “Offering”), on a best efforts basis, by the Company for up to $20,000,000 of common stock and warrants (collectively, the “Securities”), the exact nature of which shall be subject to negotiation between the Company and Chardan. Capitalized terms used herein and not otherwise defined have the meetings ascribed to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Chardan, and Maxim agree as follows:

1.	Paragraph 1 of the Agreement is hereby deleted and replaced in its entirety with the following Paragraph 1:

“1. (a) In consideration of the finder services provided hereunder, Maxim shall receive the following compensation (the “Finder’s Fee”) at the closing of the Offering of a cash fee equal to four and one-eighth percent (4.125%) of the Offering proceeds; and

(b) In addition to the Finder’s Fee, Maxim may retain the $10,000 advance (the “Advance”) the Company previously provided for its anticipated accountable expenses pursuant to that certain letter agreement dated July 7, 2015 by and between the Company and Maxim (the “Maxim LOE”) in connection with out-of-pocket expenses incurred incident to the performance of its obligations under the Maxim LOE and/or this Agreement; provided however, that Maxim shall return any portion of the advance not offset by actual expenses.

(c) In connection with the entry into this Agreement by the parties, the Company and Maxim hereby agree to terminate the Maxim LOE; provided, however, that the Company’s obligations to Maxim pursuant to Sections 20 of the Maxim LOE shall survive such termination and shall continue to remain in full force and effect. In the event that the Offering does not close and the Company’s engagement of CCM as placement agent for the Offering is terminated, the Company hereby agrees to reimburse Maxim for the full amount of its accountable expenses incurred to such date in connection with the Offering up to a maximum of $125,000, less the $10,000 Advance (as such term is defined in the Maxim LOE) and amounts previously paid to Maxim in reimbursement for such expenses. However, Maxim shall return any portion of the Advance not offset by actual expenses.

(d) In no event shall any obligations of the Company to pay fees or any other compensation to any other advisor or any other person in connection with any Transaction reduce the compensation payable by the Company to Maxim under this Agreement.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect and all other terms of the Agreement remain unchanged. To the extent any provision of the Agreement is inconsistent with this letter agreement, this letter agreement shall control.

[Remainder of Page Left Blank]

This Amendment may be executed in counterparts and by facsimile transmission.

Yours truly,

MAXIM GROUP LLC

By: ___________________________

Name: Peter R. Serra

Title: Managing Director, Investment Banking

By: ___________________________

Name: Clifford A. Teller

Title: Executive Managing Director

         Head of Investment Banking

AGREED TO AND ACCEPTED:

OMINTO, INC.

_____________________________

Name: Ivan Braiker

Title: President and CEO

CHARDAN CAPITAL MARKETS, LLC

_____________________________

Name: Steven Urbach

Title: President

[Signature Page to Amendment to Finder’s Agreement]